Exhibit 10.84

THIRD AMENDMENT

TO THE

STATE AUTO INSURANCE COMPANIES

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

Background Information

A.

State Automobile Mutual Insurance Company and its affiliates (collectively, the “State Auto Companies”) previously adopted and maintain the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan (the “Plan”) for the benefit of the members of their Boards of Directors.

B.

The State Auto Companies now desire to amend the Plan to provide Directors with distribution elections for amounts deferred under the Plan on or after January 1, 2005 in compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

C.

The State Auto Companies also desire to amend the Plan to provide for contributions to the Plan by the State Auto Companies on behalf of the members of the State Automobile Mutual Insurance Company (“SAMIC”) Board of Directors.

D.	Section B. of Article V of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2009, unless another date is indicated herein, as follows:

1.	Effective January 1, 2008, Article III of the Plan is hereby amended by adding a new last paragraph to read as follows:

Company Contributions and Awards: The Company shall make an annual cash contribution to the Accumulations for each participant who is a member of the SAMIC Board of Directors in the amount of $35,000.00, or such lesser or greater amount as determined by the Company, in its discretion. Such Company contribution is intended to provide long-term compensation for such participants and shall represent compensation for annual performance on the SAMIC Board. In addition, if a participant is elected or appointed to the SAMIC Board other than in connection with an annual meeting, the Company may award, at the time of such election or appointment, a prorated Company contribution, based upon the number of anticipated days to the next annual meeting.

2.	The second and third sentences of Section B.2. of Article IV of the Plan are hereby amended in their entirety to read as follows:

Retirement benefits will be paid as a monthly benefit payable for 60 or 120 months, per your distribution election; provided, however, that Grandfathered Amounts may be paid, per your election and subject to Section B.6. of Article IV of the Plan, in any alternative form available under the Plan. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the period of time corresponding to your distribution election (e.g., 60 or 120 months).

3.	The first sentence of Section B.3. of Article IV of the Plan is hereby amended in its entirety to read as follows:

If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of any amounts credited to your Accumulations as a monthly benefit commencing after six months of total disability and payable for a period of 60 or 120 months, per your distribution election; provided, however, that Grandfathered Amounts will be paid for a period of 60 months unless another election is made pursuant to the provisions of Section B.6. of Article IV.

4.	The third sentence of Section B.4. of Article IV of the Plan is hereby amended in its entirety to read as follows:

In this case, benefits will be paid as a monthly benefit for a period of 60 or 120 months, per your distribution election; provided, however, that Grandfathered Amounts will be paid for a period of 60 months unless another election is made pursuant to the provisions of Section B.6. of Article IV.

5.	Section B.5. of Article IV of the Plan is hereby amended in its entirety to read as follows:

If your membership on the Board terminates for any reason other than retirement, death, or total disability, then your Accumulations will be paid to you in the same manner as your distribution election made for retirement benefits under Section B.2. above, and computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your term of office ends. Grandfathered Amounts will be paid to you as a monthly benefit payable for 60 months unless another election is made pursuant to the provisions of Section B.6. of Article IV.

6.	Section B. of Article IV of the Plan is hereby further amended by adding a new subsection 7. to the read as follows:

7. Distribution Elections. You may elect the form of the distribution of your Accumulations that are not Grandfathered Amounts and which are payable under Sections B.2., B.3., and B.4. above. A different form of payment may be elected for deferrals made for each plan year for benefits to be paid under Section B.2. only. Distribution elections for benefits paid under Sections B.3. and B.4. shall apply to all Accumulations that are not Grandfathered Amounts. If no distribution election is made, then all Accumulations that are not Grandfathered Amounts shall be distributed in the form of 60 monthly installments.

Initial distribution elections shall be made when you initially enroll in the Plan or no later than December 31, 2008 for participants in the Plan as of that date. Thereafter, distribution elections shall be made during the annual deferral election period prior to the beginning of each plan year for the amounts to be deferred in that plan year.

After making your initial distribution election, you may change or modify your distribution election according to the following rules:

(a)	your distribution election is filed with the Company at least 12 months prior to the date of the first scheduled payment;

(b)	your distribution election is not effective until at least 12 months after the date on which the change is made;

(c)

your distribution election defers the first installment payment with respect to which such election is made for a period of not less than 5 years from the date such payment would otherwise have been made;

(d)	your distribution election does not accelerate payment of the deferred amount; and

(e)	your distribution election does not request other than 60 or 120 monthly installments.

For purposes of the Plan, an election to receive benefits as 60 or 120 monthly installments shall be treated as the entitlement to a single payment as further described in Treas. Reg. Section 1.409A-2(b)(iii). You may not change a distribution election or distribution date in a manner that does not comply with Code Section 409A. If a distribution election is made or changed and a distribution is triggered before 12 months have elapsed, the distribution will be made in accordance with the distribution election in effect prior to the change.

7.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Robert P. Restrepo, Jr.
Title:	CEO

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Title:	CEO

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Title:	CEO